Exhibit 28(j)(1) under Form N-1A
    Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 44 to the Registration Statement (Form N-1A, No. 33-52149) of Federated World Investment Series, Inc. and to the incorporation by reference of our reports dated January 22, 2010 on Federated International High Income Fund, Federated International Leaders Fund (formerly Federated International Value Fund) and Federated International Small-Mid Company Fund (three of the  portfolios constituting Federated World Investment Series, Inc.) included in their Annual Shareholder Reports for the fiscal year ended November 30, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2010